Exhibit 107

Calculation of Filing Fee Tables

Form S-3

FREIGHTCAR AMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Share(3)		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Primary Offering
Fees to be Paid	Debt	Debt Securities	-	-		-			-
	Equity	Common Stock, $0.01 par value per share	-	-		-			-
	Equity	Preferred Stock, $0.01 par value per share	-	-		-			-
	Other	Warrants(4)	-	-		-			-
	Other	Rights	-	-		-			-
	Other	Units(5)	-	-		-			-
	Total Primary Offering - Unallocated (Universal) Shelf	-	457(o)	-		-		$200,000,000	0.00015310	$30,620
Secondary Offering
	Equity	Common Stock, $0.01 par value per share	457(c)	17,038,583	(6)	$7.88	(7)	$134,264,034.04	0.00015310	$20,555.83	(8)

Total Offering Amounts										$334,264,034.04
Total Fees Previously Paid										-
Total Fee Offsets										-
Net Fee Due										$51,175.83	(8)

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by FreightCar America, Inc (the “Registrant”).

(2)	The amount to be registered consists of up to $200,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, rights and/or units. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance, including any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, or debt securities registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(5)	Each unit will represent an interest in two or more securities, which may or may not be separable from one another.

(6)	Consists of an aggregate of 17,038,583 shares of common stock held by CO Finance LVS VI LLC.

(7)	The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices reported for the Registrant’s common stock on February 25, 2025.

(8)	Rounded up to the nearest cent.